Exhibit 8.1

LEWIS, RICE & FINGERSH, L.C.

ATTORNEYS AT LAW

500 N. BROADWAY, SUITE 2000
ST. LOUIS, MISSOURI 63102-2147
TEL (314) 444-7600	WWW.LRF.COM	FAX (314) 241-6056

October 7, 2005

Millennium Bankshares Corporation

1601 Washington Plaza

Reston, Virginia 20190

Re: Agreement and Plan of Reorganization dated as of June 9, 2005, as amended on September 27, 2005 between Millennium Bankshares Corporation (“Millennium”) and Albemarle First Bank (“Albemarle”)

Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the proposed merger (the “Merger”) of Albemarle with and into a wholly owned subsidiary of Millennium (“Interim Bank”) in exchange for either (i) shares of Millennium common stock, (ii) cash, or (iii) a combination of cash and Millennium common stock all pursuant to an Agreement and Plan of Reorganization dated as of June 9, 2005, as amended on September 27, 2005 between Millennium and Albemarle (the “Agreement”). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Agreement.

In connection with our opinion, we have examined originals or copies, certified or otherwise, of (i) the Agreement, (ii) the Registration Statement on form S-4 (Registration No. 333-126794) filed with the Securities and Exchange Commission on July 21, 2005 together with all amendments thereto (the “Registration Statement”); and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, in connection with the Merger we have relied upon certain representations made by Millennium, Albemarle and MB Interim Bank. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such later documents, the genuineness of all signatures and the correctness of all representations made therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the foregoing documents, and that all of the foregoing documents are in full force and effect.

Subject to the foregoing, and the limitations and assumptions set forth under the caption “certain Federal Income Tax Consequences of the Merger” contained in the Registration Statement, we are of the opinion that the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

ST. LOUIS, MO • KANSAS CITY, MO • ST. LOUIS COUNTY, MO • WASHINGTON, MO • JEFFERSON CITY, MO • BELLEVILLE, IL • OVERLAND PARK, KS 1220629.3

LEWIS, RICE & FINGERSH, L.C.

October 7, 2005

Our opinion is limited to the foregoing federal income tax consequences of the Merger to Millennium Bankshares, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of Millennium Bankshares in connection with the closing of the Merger and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.

We hereby consent to the filing of this letter with the Board of Governors of the Federal Reserve System and the Securities Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section of the Securities Act of 1933, as amended. Our opinion referenced herein are rendered as of the date hereof, and we undertake no obligation to update this letter or the opinions contained in the Registration Statement after the date hereof.

Very truly yours,

/s/ Lewis, Rice & Fingersh, L.C.

Lewis, Rice & Fingersh, L.C.